TG Therapeutics, Inc. Announces Poster Presentation Highlights for Ublituximab (TG-1101) and TGR-1202 from the 54th American Society of Hematology Meeting

Dr. Owen O’Connor Presents Early Clinical Data on the Safety and Efficacy from two Ongoing Phase I Trials of TG-1101

NEW YORK, December 10, 2012 -- TG Therapeutics, Inc. (TGTX) today announced highlights from the TG-1101 and TGR-1202 posters presented at the 54th Annual Meeting of the American Society of Hematology (ASH), held this past weekend, at the Georgia World Congress Center in Atlanta, Georgia. Three posters on TG-1101, two posters on TGR-1202 and one poster on the combination of TG-1101 and TGR-1202 were presented, some of the highlights from the conference were:

TG-1101 (Ublituximab)

•	In vitro / in vivo results demonstrate superior efficacy with ublituximab compared to rituximab in primary central nervous system lymphomas, including a significant reduction in tumor burden (p=0.0014) and survival (p=0.016). CNS Lymphoma Poster Presentation – Poster 2755.

•	Ublituximab induced higher levels of ADCC than rituximab in B-cell NHL cell lines as well as caused a higher degree of CDC lysis in patient-derived tumor cells than rituximab. Non-Hodgkin Lymphoma Poster Presentation – Poster 2756.

•	Ublituximab is more effective than rituximab in inducing ADCC at low doses (p<0.01), and more importantly suggest that ublituximab could be more efficient than rituximab both to induce NK cell activation and ADCC in the presence of peripheral tumor cells from Waldenstrom Macroglobulinemia patients. Waldenstrom's Macroglobulinemia Poster Presentation – Poster 1654.

TGR-1202

•	In a blinded comparison study of TGR-1202 and GS-1101 completed at Duke University Medical Center, TGR-1202 demonstrated equal efficacy to GS-1101 in regards to in vitro induction of apoptosis and toxicity as well as in suppressing Akt phosphorylation (pAkt) in CLL patient cells. Chronic Lymphocytic Leukemia (CLL) Poster Presentation – Poster 3914.

•	TGR-1202 is a potent and selective inhibitor of PI3Kδ demonstrating significant inhibition in Akt phosphorylation (pAKT) in AML and ALL cell lines and patient cells as well as marked anti-tumor activity in a MOLT-4 (AML) subcutaneous xenograft mouse model. Acute Leukemia (AML/ALL) Poster Presentation – Poster 2610.

TG-1101 (Ublituximab) + TGR-1202

•	TGR-1202 is a potent and selective inhibitor of PI3Kδ exhibiting single agent activity against B-lymphoma cell lines. Of notable interest, TG-1101 and TGR-1202, when combined is highly effective in the induction of G2/M arrest and apoptosis in B-lymphoma cell lines. B-Cell and T-Cell Lymphoma Poster Presentation – Poster 3725.

A copy of the above referenced posters can be viewed on the Investors & Media section of our website at www.tgtherapeutics.com.

In addition to the poster presentations, TG Therapeutics, in conjunction with Brean Capital and Ladenburg Thalmann, hosted a discussion on Sunday, December 9th at the Omni Hotel in Atlanta, entitled “Novel Targeted Therapies in NHL & CLL”. During the event feature presentations were given by Dr. Owen O’Connor, Professor of Medicine and Director, Center for Lymphoid Malignancies at New York Presbyterian Columbia Medical Center, NY, who focused on anti-body directed therapy, including TG-1101, and Dr. Howard “Skip” Burris, Chief Medical Officer and Executive Director, Drug Development Program, Sarah Cannon Research Institute, Nashville, TN, who discussed PI3K targeted agents, including TGR-1202. The audio file and slides from the above presentations are available on the Investors & Media section of our website at www.tgtherapeutics.com.

Dr. O’Connor discussed early clinical data on the safety and efficacy from two ongoing Phase I trials of TG-1101. Data from the single agent TG-1101 trial in NHL to date (n=6), has demonstrated an acceptable safety profile with no Grade 3 or 4 events reported, and early hints of clinical activity with a rituximab refractory Marginal Zone Lymphoma patient achieving a Complete Response. In the second clinical trial of TG-1101 in combination with lenalidomide in patients with NHL or CLL where TG-1101 is administered as a single agent on Day 1 and 8 with lenalidomide started on Day 9, Dr. O’Connor shared a case report on a CLL patient (patient 0001) who after the first infusion of TG-1101 had a significant reduction in their White Blood Count (drop from 312,000 to 16,000) and significant visible reduction in the patient’s lymph and abdominal nodes.

Michael S. Weiss, Executive Chairman and Interim CEO, stated “We are very enthusiastic by the data presented at ASH, and thank all the investigators for their continued support of both TG-1101 and TGR-1202. Based on the early signs of clinical activity of TG-1101 in both NHL and CLL, and the strong pre-clinical results of both TG-1101 and TGR-1202, we believe 2013 will be an exciting year for TG Therapeutics as we expedite the development of our two pipeline compounds.”

ABOUT TG-1101 (UBLITUXIMAB)

TG-1101 is a novel, third generation chimeric monoclonal antibody targeting a unique epitope on the CD20 antigen found on B-lymphocytes. TG-1101 has been bioengineered for enhanced biological activity with an increased ability to trigger an immune response, delivering superior ADCC effects to aid in B-cell depletion. TG-1101 has displayed high single agent activity in a Phase I/II clinical trial in patients with relapsed Chronic Lymphocytic Leukemia, and is being developed by TG Therapeutics in multiple oncology and autoimmune indications. TG-1101 has been granted orphan status in Europe and in the USA for B-cell Chronic Lymphocytic Leukemia.

ABOUT TGR-1202

TGR-1202 is a highly specific, orally available, PI3K delta inhibitor, targeting the delta isoform with nanomolar potency and several fold selectivity over the alpha, beta, and gamma isoforms of PI3K. Inhibition of PI3K delta signaling with TGR-1202 has demonstrated robust activity in numerous pre-clinical models and primary cells from patients with hematologic malignancies. TG Therapeutics, Inc. and Rhizen Pharmaceuticals, SA are jointly developing TGR-1202 on a worldwide basis, excluding India for various hematologic malignancies. An IND for TGR-1202 is expected to be filed by the end of 2012.

ABOUT TG THERAPEUTICS, INC.

TG Therapeutics is an innovative, clinical-stage biopharmaceutical company focused on the acquisition, development and commercialization of medically important pharmaceutical products for the treatment of cancer and other underserved therapeutic needs. Currently, the company is developing two advanced therapies targeting hematological malignancies. TG-1101 (ublituximab) is a novel, third generation monoclonal antibody that targets a specific and unique epitope on the CD20 antigen found on mature B-lymphocytes, currently in clinical development for patients with relapsed and refractory non-Hodgkin's lymphoma. TG Therapeutics is also developing TGR-1202, a highly specific, orally available PI3K delta inhibitor. The delta isoform of PI3K is strongly expressed in cells of hematopoietic origin and is believed to be important in the proliferation and survival of B-lymphocytes. TG Therapeutics is headquartered in New York City.

Cautionary Statement

Some of the statements included in this press release, particularly those anticipating future clinical trials and business prospects for TG-1101 and TGR-1202 and may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: our ability to successfully and cost-effectively complete pre-clinical and clinical trials for TG-1101 and TGR-1202; the risk that the data (both safety and efficacy) from future clinical trials will not coincide with the data analyses from prior pre-clinical and clinical trials; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at www.tgtherapeutics.com. The information found on our website is not incorporated by reference into this press release and is included for reference purposes only.

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CONTACT:

Jenna Bosco

Director- Investor Relations

TG Therapeutics, Inc.

Telephone: 212.554.4484

Email: ir@tgtxinc.com